FIRST AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

BLACKROCK INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of November 5, 2019 (the “Amendment”), to the Investment Subadvisory Agreement dated as of July 1, 2019 as amended from time to time (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and BlackRock Investment Management, LLC (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

Section 2. Section 2(a) of the Agreement is hereby amended to replace the first sentence specifically substituting the word “first” with the words “two business days prior to the last” as follows:

2.	Subadvisory Services. In its capacity as subadviser to the Fund, the Subadviser shall have the following responsibilities:

(a)

Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and TAM, and consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Fund’s current Prospectus and Statement of Additional Information, the Subadviser shall direct the asset allocation strategy and the investment decisions to implement such strategy for the Fund in accordance with the target level of equity exposure as determined by TAM two business days prior to the last Business Day of every month (“Target Allocation”) by the proprietary dynamic asset allocation model from Transamerica Capital Management (the “Model”). Following receipt of the Target Allocation by the Subadviser, the Subadviser shall have 5 Business Days to reallocate the Fund’s portfolio to reflect the new allocation; however, the Subadviser may request that TAM extend this period if the Subadviser deems such an extension to be in the best interest of the Fund and such request shall not be unreasonably withheld. The Subadviser shall not be responsible for determining the portion of the Fund’s assets that are directly held in cash and cash equivalents, but shall be responsible for allocating such assets among the appropriate Underlying Funds.

In all other respects, the Agreement dated July 1, 2019, is confirmed and remains in full force and effect.

The parties hereto have caused this Amendment to be executed as of the day and year first above mentioned.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:
Name:	Christopher A. Staples
Title:	Senior Vice President

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:
Name:	Melissa Buccilli
Title:	Director-Retirement Insurance